Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Numbers 333-110924, 333-127124 and 333-149204 on Form S-8 of Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to The Bank of America 401(k) Plan for Legacy Companies of our report dated September 20, 2013, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan for Legacy Companies included in the Annual Report (Form 11-K) as of April 1, 2013 and for the period then ended.

/s/ Morris Davis Chan & Tan LLP

Charlotte, North Carolina

September 20, 2013

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